Exhibit 4.4

CENTERRA GOLD INC.

EMPLOYEE SHARE PURCHASE PLAN

1.         Purpose. This Plan is intended to provide employees of the Company and other Participating Entities with an opportunity to acquire a proprietary interest in the Company through the purchase of Shares.

2.         Definitions. For the purposes of the Plan, the following terms have the following meanings:

“Administrative Agent” means the administrative agent or other entity designated by the Company, from time to time, to maintain ESPP Share Accounts on behalf of Participants who have purchased Shares under the Plan.

“Blackout Period” means a period during which the Eligible Person is prohibited from trading in securities of the Company pursuant to the Company’s Disclosure and Insider Trading Policy.

“Board” means the board of directors of the Company, as constituted from time to time.

“Committee” means the committee of the Board responsible for recommending to the Board the compensation of the executive officers and other employees, which, as at the effective date of the Plan, is the Human Resources and Compensation Committee.

“Company” means Centerra Gold Inc., and any successor thereto.

“Compensation” means the base salary or base hourly wages for non-overtime work hours paid to an Eligible Employee by a Participating Entity as compensation for services to the Participating Entity, excluding payments, if any, for incentive compensation, bonuses or any other special remuneration.

“Contribution Period” means the period of time during which Participant payroll deductions are accumulated for the purchase of Shares on the Purchase Date. Pursuant to Section 7, the Committee may change the duration of future Contribution Periods and/or the start and end dates of future Contribution Periods.

“Corporate Transaction” means a sale or conveyance of all or substantially all of the property and assets of the Company or any merger, consolidation, amalgamation, combination or offer to acquire all of the outstanding Shares or other similar transaction.

“Eligible Employee” means a permanent full-time or permanent part-time Employee who has completed three (3) months of continuous employment service to a Participating Entity. The Committee may from time to time establish different eligibility standards for Employees.

“Employee” means any person who renders services to a Participating Entity as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by a Participating Entity.

“Employer Contributions” means the amount of money contributed by a Participating Entity in respect of a Participant as described in Section 8.2.

“Enrollment Form” means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from the Plan.

“ESPP Share Account” means an account into which Shares purchased with accumulated payroll deductions, Employer Contributions and cash dividends are held on behalf of a Participant.

“Fair Market Value” means the volume weighted average trading price of the Shares on the Toronto Stock Exchange for the five (5) Trading Days immediately prior to the applicable day (calculated as the total value of Shares traded over the five (5) day period divided by the total number of Shares traded over the five (5) day period).

“Initial Contribution Period” means the first Contribution Period of the Plan, beginning July 1, 2017, and ending September 30, 2017.

“Participant” means an Eligible Employee who is actively participating in the Plan.

“Participating Entity” means the Company and any subsidiary of the Company.

“Plan” means this Employee Share Purchase Plan, as amended or restated from time to time.

“Purchase Date” means the last Trading Day of each Contribution Period.

“Share” means a common share of the Company.

“subsidiary” means any entity that is a “subsidiary” for the purposes of National Instrument 45-106 — Prospectus Exemptions, as amended from time to time.

“Termination Date” means the Participant’s last day of active employment with a Participating Entity (other than in connection with the Participant’s transfer of employment to another Participating Entity), regardless of whether the Participant’s termination of employment was lawful, and does not include any period of statutory, contractual, common law or other reasonable notice of termination of employment or any period of deemed employment or salary continuation.

“Trading Day” means any day on which the Toronto Stock Exchange is open for trading.

3.         Interpretation. Where the context so requires, words importing the singular number include the plural and vice versa, and words importing any gender include any other gender. Whenever the Board or Committee is entitled to exercise discretion in the administration of the Plan, the term “discretion” means the sole and absolute discretion of the Board or Committee, as applicable.

4.         Currency. Unless otherwise specifically provided, all references to dollars in this Plan are references to Canadian dollars.

5.         Administration. Subject to the Committee reporting to the Board on all matters relating to this Plan and obtaining approval of the Board for those matters required by the Committee’s mandate, the Plan will be administered by the Committee and the Committee has complete authority, in its discretion, to interpret the provisions of this Plan. In administering and interpreting the Plan, the Committee may adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan and make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan, including without limitation adopting sub-plans applicable to particular Participating Entities or locations, which the Committee determines, in its discretion, are necessary or advisable. The Committee’s determinations and actions within its authority under this Plan are final, conclusive and binding on the Company, its subsidiaries and all other persons. The Company shall pay all expenses incurred in the administration of the Plan except for brokerage fees or expenses associated with the sale or transfer of Shares by a Participant, which fees and expenses shall be borne by the Participant. The day-to-day administration of the Plan may be delegated to such officers and employees of the Company or any of its subsidiaries as the Committee determines.

6.         Eligibility. Unless otherwise determined by the Committee, any individual who is an Eligible Employee as of the first day of the enrollment period designated by the Committee for a particular Contribution Period shall be eligible to participate in such Contribution Period.

7.         Contribution Periods. The Plan shall be implemented by a series of Contribution Periods. The first Contribution Period shall be the Initial Contribution Period (beginning July 1, 2017 and ending September 30, 2017). Thereafter, each Contribution Period shall be three (3) months in duration, with new Contribution Periods commencing on October 1, January 1, April 1 and July 1 of each year (or such other times as determined by the Committee). The Committee shall have the authority to change the duration, frequency, start and end dates of Contribution Periods.

8.         Participation.

8.1     Enrollment; Payroll Deductions. An Eligible Employee may elect to participate in the Plan in a Contribution Period by properly completing and submitting an Enrollment Form not later than 30 days prior to the first day of such Contribution Period (or within such other timeframe as determined from time to time by the Committee). Such Enrollment Form shall be submitted in accordance with the enrollment procedures established by the Committee from time to time. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from his or her Compensation in an amount in whole percentages equal to at least one percent (1%), but not more than ten percent (10%) of his or her Compensation on each pay day occurring during a Contribution Period (or such other maximum percentage as the Committee may establish from time to time before a Contribution Period begins); provided, however, that in no event shall the number of Shares acquired by the Participant under this Plan in any calendar year exceed 15,000 (or such other maximum number of Shares as determined from time to time by the Committee). Payroll deductions shall commence on the first payroll date during the Contribution Period and end on the last payroll date on or before the Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account.

8.2     Employer Contributions. If a Participant has authorized payroll deductions during a Contribution Period, the applicable Participating Entity shall make an Employer Contribution equal to 25% of the Participant’s payroll deductions during that Contribution Period. Notwithstanding the foregoing, if a Participating Entity is required under applicable law to fund the amount of any applicable income or payroll tax on the Employer Contribution on behalf of the Participant, the Employer Contribution shall equal 25% of the Participant’s payroll deductions during the Contribution Period less any such income or payroll taxes. The Employer Contribution shall be combined with the Participant’s accumulated payroll deductions and shall be used to purchase Shares on the Purchase Date.

8.3     Election Changes. A Participant may, once per Contribution Period, decrease his or her rate of payroll deductions for the next Contribution Period by submitting a new Enrollment Form authorizing the new rate of payroll deduction not later than 30 days prior to the first day of such next Contribution Period (or within such other timeframe as determined from time to time by the Committee). A Participant may, once per calendar year, increase his or her rate of payroll deductions for the next Contribution Period by submitting a new Enrollment Form authorizing the new rate of payroll deduction not later than 30 days prior to the first day of such next Contribution Period (or within such other timeframe as determined from time to time by the Committee). Any changes made after such time will not become effective until the subsequent Contribution Period. Notwithstanding the foregoing, to the extent necessary to comply with any applicable limits on the amount of payroll deductions, a Participant’s rate of payroll deductions may be decreased by the Company to as low as 0% at any time during a Contribution Period.

8.4     Automatic Re-enrollment. The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Contribution Periods unless the Participant (i) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 8.3, (ii) withdraws from the Plan in accordance with Section 11, or (iii) ceases to be employed by a Participating Entity as an Eligible Employee or otherwise becomes ineligible to participate in the Plan.

8.5     Blackout Periods. Notwithstanding any other provision of the Plan, if a Blackout Period is in effect, (i) an Eligible Employee subject to the Blackout Period may not enroll until after the end of the Blackout Period, and (ii) a Participant subject to the Blackout Period may not make changes to authorized payroll deductions, or voluntarily withdraw from the Plan until after the end of the Blackout Period.

9.         Purchase of Shares. On the Purchase Date of each Contribution Period, the Participant’s accumulated payroll deductions and Employer Contributions held in the Participant’s notional account will be used to purchase the maximum number of whole Shares that can be purchased, with the remainder to be allocated to the Participant’s notional account in cash. Where such purchases are satisfied by the Company through the issuance of Shares from treasury, the number of Shares to be purchased will be determined by dividing the Participant’s accumulated payroll deductions and Employer Contributions held in the Participant’s notional account by the Fair Market Value on the Purchase Date. No fractional Shares may be purchased.

10.       Transfer of Shares; Dividends.

10.1     As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the Shares purchased on the Purchase Date. Alternatively, other evidence of ownership of the Shares will be sent to the Participant if the Shares are to be held in book-entry form. The Shares will be deposited directly into an ESPP Share Account established in the name of the Participant with the Administrative Agent. Whole Shares allocated to a Participant’s ESPP Share Account shall be voted in accordance with the directions, if any, of the applicable Participant.

10.2     Cash dividends, if any, paid with respect to the Shares held in the ESPP Share Account under the Plan shall be automatically reinvested in Shares. Any share dividend or other distribution made to holders of Shares will be credited to and held in the Participant’s ESPP Share Account. The Committee shall have the right at any time or from time to time upon notice to Participants to change the default dividend reinvestment policy.

11.       Withdrawal.

11.1     Withdrawal Procedure. A Participant may withdraw from participation in the Plan by following the established administrative procedures as directed by the Committee, or other entity designated by the Committee. The withdrawal of participation request will be effective as soon as administratively feasible. However, any such withdrawal request must be made at least 30 days prior to the end of a Contribution Period (or within such other timeframe as determined from time to time by the Committee) to ensure such withdrawal request shall be effective within such Contribution Period. Once the withdrawal request is effective, all of the Participant’s accumulated payroll deductions held in the Participant’s notional account will be paid to him or her, his or her right to purchase Shares will be automatically terminated, and no further payroll deductions will be made absent re-enrollment. Upon withdrawal from the Plan, a Participant may not re-enroll in the Plan prior to the date that is 12 months following the date of withdrawal.

12.       Termination of Employment; Change in Employment Status.

12.1     Upon termination of a Participant’s employment with a Participating Entity for any reason, including death, disability, resignation or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, which in any case occurs at least 30 days before the next Purchase Date, the Participant will be deemed to have withdrawn from the Plan as of the Termination Date and the payroll deductions in the Participant’s notional account that have not been used to purchase Shares shall be returned to the Participant, or in the case of the Participant’s death, to his or her executors, administrators or designated beneficiary, as the case may be. If the Participant’s Termination Date occurs less than 30 days before the next Purchase Date, the accumulated payroll deductions and the applicable Employer Contribution shall be used to purchase Shares on the Purchase Date, following which the Participant will be deemed to have withdrawn from the Plan.

12.2     A Participant whose participation in the Plan has terminated as provided in Subsection 12.1 or his or her executors, administrators or designated beneficiary, as the case may be, may elect to deal with the Shares in their ESPP Share Account by completing a notice in the form prescribed by the Company and filing it with the Administrative Agent within ninety (90) days after termination of the Participant’s participation in the Plan requesting that:

12.2.1     share certificates for all of the whole Shares in the Participant’s ESPP Share Account be issued in his or her name or as directed, in which case the Administrative Agent shall make the necessary arrangements for the issuance and delivery of the appropriate certificates representing the Shares as soon as practicable following receipt of any such notice, and the Participant or his or her executors, administrators or designated beneficiary, as the case may be, will be responsible for paying any applicable fees in connection therewith (by deduction from their personal account prior to issuance of the share certificates); or

12.2.2     all of the whole Shares in the Participant’s ESPP Share Account be sold and the proceeds distributed to him or her or as directed, in which case the Administrative Agent shall sell all such Shares as directed and forward the proceeds (net of any brokerage commissions and sales administration fees) to such Participant or as otherwise directed, or to his or her executors, administrators or designated beneficiary, as the case may be, as soon as practicable following receipt of any such notice.

12.3     If no notice is filed pursuant to Subsection 12.2 within ninety (90) days after the termination of a Participant’s participation in the Plan, the Participant or his or her executors, administrators or designated beneficiary, as the case may be, shall be deemed to have elected to request that the whole Shares in the Participant’s ESPP Share Account be sold and the proceeds distributed to him or her or as directed, in which case the Administrative Agent shall sell all such Shares as directed and forward the proceeds (net of any brokerage commissions and sales administration fees) to such Participant or as otherwise directed, or to his or her executors, administrators or designated beneficiary, as the case may be, as soon as practicable following the end of such period.

12.4     The Participant or his or her executors, administrators or designated beneficiary, as the case may be, shall be responsible for ensuring compliance with the provisions of applicable securities laws and applicable tax laws in respect of the Participant’s participation in the Plan.

12.5     In all instances contemplated by this Section 12, the Participant or his or her executors, administrators or designated beneficiary, as the case may be, shall receive the cash equivalent of any fractional Share credited to his or her ESPP Share Account.

13.       Leave of Absence. If a Participant is on an approved leave of absence, the Participant’s payroll deductions shall be suspended, and such Participant shall not be permitted to remit payments for the purchase of Shares, until the Participant’s return to work. The Participant’s accumulated payroll deductions and the Employer Contribution in respect of the Contribution Period in effect at the time when his or her leave of absence commences shall be used to purchase

Shares on the Purchase Date. Upon his or her return to work, such Participant’s payroll deductions shall automatically restart at the same rate as in effect immediately prior to the leave of absence.

14.       Interest. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.

15.       Shares Reserved for Plan.

15.1     Number of Shares. A total of 5,000,000 Shares have been reserved as authorized for issuance under the Plan. The Shares purchased under the Plan may, at the election of the Company, be Shares issued from treasury or Shares purchased by the Administrative Agent on the Participant’s behalf in the open market. The Administrative Agent will instruct its broker to control the time, amount and manner of all purchases made in the open market under the Plan.

15.2     Over-Subscribed Contribution Period. The number of Shares which a Participant may purchase in a Contribution Period under the Plan may be reduced if the Contribution Period is over-subscribed. No right granted under the Plan shall permit a Participant to purchase Shares which, if added together with the total number of Shares purchased by all other Participants in such Contribution Period would exceed the total number of Shares remaining available under the Plan. If the Committee determines that, on a particular Purchase Date, the number of Shares to be purchased exceeds the number of Shares then available under the Plan, the Company shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.

16.       Insider Participation Limits.

The grant of rights under the Plan is subject to the following limitations:

16.1     No more than 10% of the Company’s outstanding Shares may be issued under the Plan or pursuant to any other security based compensation arrangements of the Company in any one (1) year period.

16.2     No more than 5% of the Company’s outstanding Shares may be issued under the Plan or pursuant to any other security based compensation arrangements of the Company to any one Participant.

16.3     No more than 10% of the Company’s outstanding Shares may be issued to insiders under the Plan or under any other security based compensation arrangements of the Company within any one (1) year period or be issuable to insiders at any time.

16.4     For the purposes of this Section 16, “insider” and “security based compensation arrangement” have the meanings set out in the TSX Company Manual in respect of the rules governing security-based compensation arrangements, as amended from time to time.

17.       Transferability. No payroll deductions credited to a Participant, nor any rights to receive Shares hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 20 hereof)

by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.

18.       Application of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions.

19.       Statements. Participants will be provided with or have access to statements, electronic or otherwise, at least annually which shall set forth the contributions made by or on behalf of the Participant to the Plan, the purchase price of any Shares purchased with accumulated funds, the number of Shares purchased, and any payroll deduction amounts remaining in the Participant’s notional account.

20.       Designation of Beneficiary. A Participant may file, on forms supplied by the Committee, a written designation of beneficiary who is to receive any Shares and cash in respect of any fractional Shares, if any, from the Participant’s ESPP Share Account under the Plan in the event of such Participant’s death. In addition, a Participant may file a written designation of beneficiary who is to receive any cash withheld through payroll deductions and credited to the Participant’s notional account in the event of the Participant’s death prior to the Purchase Date of a Contribution Period.

21.       Adjustments Upon Changes in Capitalization; Corporate Transactions.

21.1     Adjustments. In the event of the declaration of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, or other distribution (other than normal cash dividends) of the Company’s assets to its shareholders, or any other change in the capital of the Company affecting Shares, the Committee will make such proportionate adjustments, if any, as the Committee, in its discretion may deem appropriate to reflect such change, including, without limitation, adjustments to the number of Shares which have been authorized for issuance under the Plan.

21.2     Corporate Transaction. In the event of a Corporate Transaction, each outstanding right to purchase Shares under the Plan may be assumed or an equivalent right substituted by the successor Company or a parent or subsidiary of such successor Company. If the successor Company does not assume or substitute the right, or the Committee otherwise determines, in its discretion, the Contribution Period with respect to which the right relates will be shortened by setting a new Purchase Date on which the Contribution Period will end. The new Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Purchase Date, the Company will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s right will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Contribution Period in accordance with Section 11.

22.       General Provisions.

22.1     No Right to Continued Service. Neither participation in the Plan nor any action taken under the Plan shall give or be deemed to give any Eligible Employee a right to the continuation of his or her employment with a Participating Entity and shall not interfere with any right of the applicable Participating Entity to terminate the employment of any Eligible Employee at any time or to increase or decrease the compensation of an Eligible Employee. Participation in the Plan by an Eligible Employee shall be voluntary.

22.2     Rights As Shareholder. A Participant will become a shareholder with respect to the Shares that are purchased pursuant to rights granted under the Plan when the Shares are transferred to the Participant’s ESPP Share Account. A Participant will have no rights as a shareholder with respect to Shares for which an election to participate in a Contribution Period has been made until such Participant becomes a shareholder as provided above.

22.3     Indemnification. Each member of the Board is indemnified and held harmless by the Company against any cost or expense arising out of any act or omission in connection with this Plan to the extent permitted by applicable law. This indemnification is in addition to any rights of indemnification a Board member may have as director or otherwise.

22.4     Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns. Rights and obligations under this Plan may be assigned by the Company to a successor in the business of the Company, any Company resulting from any amalgamation, reorganization, combination, merger or arrangement of the Company, or any Company acquiring all or substantially all of the assets or business of the Company.

22.5     Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

22.6     Rights of Company. The provisions contained in this Plan and any rights available hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company or to create or issue any bonds, debentures, shares or other securities of the Company or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

22.7     Market Fluctuations. No amount will be paid to, or in respect of, a Participant under this Plan (including with respect to any Shares that have not been issued), to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. Neither the Company nor the Administrative Agent is making any representations or warranties to Participants with respect to this Plan or the Shares whatsoever. In seeking the benefits of participation in this Plan, a Participant agrees to exclusively accept all risks associated with a decline in the market price of the Shares and all other risks associated with the rights hereunder.

22.8     Compliance With Law. The obligations of the Company under the Plan are subject to compliance with all applicable laws and regulations. Shares shall not be issued with respect to any right granted under the Plan unless the issuance and delivery of the Shares pursuant thereto shall comply with all applicable laws and the requirements of any stock exchange upon which the Shares may then be listed.

22.9     Effective Date. The Plan shall become effective on July 1, 2017.

22.10     Amendment or Termination. The Committee may amend or suspend any provision of the Plan, or terminate the Plan, at any time, subject to those provisions of applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange), if any, that require the approval of shareholders or any governmental or regulatory body regardless of whether any such amendment or suspension is material, fundamental or otherwise, and notwithstanding any rule of common law or equity to the contrary. However, except as expressly set forth herein or as required pursuant to applicable law, no action of the Committee may adversely alter or impair the rights that have accrued to a Participant on or prior to the date of amendment, suspension or termination without the consent of the affected Participant. Without limiting the generality of the foregoing, the Committee may make the following types of amendments to this Plan without seeking shareholder approval: (i) amendments of a “housekeeping” or administrative nature, including any amendment for the purpose of curing any ambiguity, error or omission in this Plan or to correct or supplement any provision of this Plan that is inconsistent with any other provision of this Plan; (ii) amendments necessary to comply with the provisions of applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange); (iii) amendments necessary for Shares purchased under the Plan to qualify for favourable treatment under applicable tax laws; (iv) amendments to the termination provisions of the Plan; and (v) amendments necessary to suspend or terminate the Plan. Shareholder approval will be required for the following types of amendments:

(a)

amendments to increase the number of Shares issuable under the Plan, other than pursuant to Section 21.1, including an increase to a fixed maximum number of Shares or a change from a fixed maximum number of Shares to a fixed maximum percentage;

(b)	any amendment to remove or to exceed the insider participation limits set out in Section 16.3;

(c)	any amendment to extend eligibility to participate in the Plan to non-Employees;

(d)	any amendment to reduce the purchase price payable for Shares under the Plan;

(e)	any amendment to increase the Employer Contribution;

(f)	amendments to this Section 22.10; and

(g)	amendments required to be approved by shareholders under applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange).

22.11     Governing Law. The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

22.12     Withholding. To satisfy any applicable income and/or payroll tax withholding requirement, the Company may withhold (i) a sufficient number of Shares that would otherwise be delivered to a Participant upon the exercise of a right granted under this Plan or (ii) such income and/or payroll taxes from other sources of a Participant’s Compensation. Each Participating Entity is authorized to deduct or withhold from any amount payable or credited hereunder such taxes and other amounts as it may be required by applicable law to deduct or withhold and to remit the amounts deducted or withheld to the applicable governmental authority as required by applicable law.

22.13     Unfunded and Unsecured Plan. This Plan shall be unfunded and the Company will not secure its obligations under this Plan. To the extent any Participant or his or her estate holds any rights under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

22.14     Non-Exclusivity. Nothing contained herein shall prevent the Board or the Committee from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval.

22.15     Other Employee Benefits. The amount of any compensation deemed to be received by a Participant as a result of participating in the Plan will not constitute compensation with respect to which any other employee benefits of that Participant are determined including, without limitation, benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, except as otherwise specifically determined by the Committee in writing.

22.16     Tax Consequences. It is the responsibility of the Participant to complete and file any tax returns and pay all taxes that may be required under Canadian, U.S. or other tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan. No Participating Entity shall be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan.

22.17     Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.